Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-287551 on Form S-1 of our report dated April 4, 2025 (June 9, 2025 as to the effects of the reverse stock split described in Note 2) relating to the financial statements of Caris Life Sciences, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California

June 16, 2025